                                                                       Exhibit 3

                             BLUE RHINO CORPORATION


                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


                          Dated as of October 25, 2000

                                TABLE OF CONTENTS

                                                                                                     Page
I. DEFINITIONS; RULES OF CONSTRUCTION ..............................................................    5

      1.1    Capitalized terms used in this Agreement have the meanings ascribed to them below:.....    5
      1.2    Rules of Construction .................................................................    5

II. BOARD OF DIRECTORS .............................................................................    6

      2.1    Election of Directors Generally .......................................................    6
      2.2    Vacancies .............................................................................    6
      2.3    Removal and Substitution of Directors..................................................    7
      2.4    Expenses ..............................................................................    7
      2.5    Insurance .............................................................................    7

III. RIGHTS AND INFORMATION ........................................................................    7

      3.1    Financial Information .................................................................    7
      3.2    Litigation ............................................................................    8
      3.3    Defaults ..............................................................................    8
      3.4    Regulatory Filings ....................................................................    8
      3.5    Accountant's Reports ..................................................................    8
      3.6    Miscellaneous .........................................................................    8
      3.7    Visitation and Observer Rights ........................................................    9

IV. LIMITATIONS ON TRANSFERS OF STOCK ..............................................................    9

      4.1    Permitted Transfer ....................................................................    9
      4.2    Assignment of Co-Sale Rights ..........................................................    9
      4.3    Legend ................................................................................   10

V. RIGHTS OF CO-SALE ...............................................................................   10

      5.1    General ...............................................................................   10
      5.2    Notice ................................................................................   11
      5.3    Prohibited Transfers ..................................................................   11

VI. MISCELLANEOUS ..................................................................................   12

      6.1    Duration of Agreement .................................................................   12
      6.2    Severability ..........................................................................   12
      6.3    Entire Agreement ......................................................................   12
      6.4    Successors and Assigns ................................................................   12
      6.5    Counterparts ..........................................................................   13
      6.6    Fees and Expenses .....................................................................   13
      6.7    Specific Performance ..................................................................   13
      6.8    Notices ...............................................................................   13
      6.9    Governing Law .........................................................................   13

   6.10   Further Assurances........................................................   13
   6.11   Amendment ................................................................   14
   6.12   Waiver ...................................................................   14

                                                                       Exhibit 3

                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

          This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of October 25, 2000 (the "Agreement"), is by and among Blue Rhino Corporation, a Delaware
               ---------
corporation (the "Company"), the undersigned holders of the Common Stock, par
                  -------
value .001 per share (the "Common Stock"), of the Company set forth on Schedule
                           ------------                                --------
A attached hereto (the "Founders"), the holders of shares of Series A Preferred
-                       --------
Stock (as defined below) set forth on Schedule B attached hereto (collectively,
                                      ----------
the "Investors") and the holders of shares of Series A Preferred Stock (as
     ---------
defined below) set forth on Schedule C attached hereto (collectively, the
                            -----------
"QuickShip Stockholders" and, together with the Founders and the Investors, the
 ----------------------
"Stockholders").
 ------------

                                    RECITALS

          A. The Investors have acquired 1,716,667 shares in the aggregate of the Series A Convertible Preferred Stock, par value $.001 per share (the "Series
                                                                          ------
A Preferred Stock"), of the Company, pursuant to that certain Series A Preferred
-----------------
Stock Purchase Agreement dated as of September 7, 2000 (the "Purchase
                                                             --------
Agreement").
---------

          B. The Company, Gold Bank and the QuickShip Stockholders have entered into that certain Agreement and Plan of Reorganization dated as of the date hereof, pursuant to which the QuickShip Stockholders have acquired 466,666.33 shares of the Series A Preferred Stock.

          C. The Company and Gold Banc Corporation, Inc., a Kansas corporation and a QuickShip Stockholder ("Gold Banc"), have entered into that certain
                              ---------
Subscription Agreement dated as of the date hereof, pursuant to which Gold Banc has acquired 666,666.67 shares of the Series A Preferred Stock.

          D. Each of the Founders currently owns that number of shares of the Common Stock, as set forth next to his or her respective name on Schedule A.
                                                                 ----------

          E. It is deemed to be in the best interest of the Company and the Stockholders that provision be made for the continuity and stability of the business and policies of the Company, and, to that end, the Company and the Stockholders hereby set forth their agreement with respect to the capital stock of the Company owned by them.

                                    AGREEMENT
                                    ---------

          NOW, THEREFORE, in consideration of the mutual promises herein contained, and other consideration, the receipt and adequacy of which hereby is acknowledged, the parties agree as follows:

                                       I.

                       Definitions; Rules of Construction.

          1.1   Capitalized terms used in this Agreement have the meanings
                ----------------------------------------------------------
ascribed to them below:
----------------------

                "Cahill Warnock" means Cahill, Warnock Strategic Partners Fund
                 --------------
II A, L.P., a Delaware limited partnership, and Cahill, Warnock Strategic Partners Fund II B, L.P., a Delaware limited partnership.

                "Common Stock Equivalent" means a share of Common Stock or the
                 -----------------------
right to acquire, whether or not immediately exercisable, a share of Common Stock, whether evidenced by an option, warrant, convertible security or other instrument or agreement.

                "Person" shall be construed broadly and shall include, without
                 ------
limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                "Securities" means shares of the Company's Common Stock issued
                 ----------
or issuable upon conversion of the Series A Preferred Stock of the Company whether or not authorized on the date hereof, and rights, options or warrants to purchase Common Stock or Series A Preferred Stock and securities of any type whatsoever that are, or may become, convertible into Common Stock or Series A Preferred Stock.

                "Subsidiary" means any other Person (i) whose Securities having
                 ----------
a majority of the general voting power in electing the board of directors or equivalent governing body of such other Person (excluding Securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one (1) or more other entities constituting Subsidiaries or (ii) more than a fifty percent (50%) interest in the profits or capital of whom is, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one (1) or more other entities constituting Subsidiaries.

                "Transfer" shall be construed broadly and shall include any
                 --------
transfer (whether voluntary, involuntary or by operation of law) of Securities or any interest therein, including without limitation, by way of issuance, sale, participation, pledge, hypothecation, gift, bequeath, intestate transfer, distribution, liquidation, merger or consolidation in each case, to any Person other than the Company.

          1.2   Rules of Construction.
                ---------------------

                (a) The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits, as the same may from time to time be amended or supplemented, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections and exhibits mean the sections of this Agreement and the exhibits attached to this Agreement.

          (b) The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the terms or provisions of this Agreement.

          (c) The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

          (d) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

                                      II.

                               Board of Directors.

     2.1  Election of Directors Generally. From and after the date of this
          -------------------------------
Agreement and until the provisions of this Article II cease to be effective, each of the Stockholders shall vote, or cause the vote of, all shares of Common Stock, Series A Preferred Stock and other voting securities of the Company over which such Stockholder has voting control, and will take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, director or officer of the Company or otherwise) in order to ensure that the size of the Board of Directors (the "Board") shall be no less than nine (9) and to cause the election to the Board of one (1) designee of Cahill, Warnock Strategic Partners Fund II A, L.P. ("Cahill, Warnock Fund II A") for as long as Cahill, Warnock Fund II A or an affiliate thereof holds a majority of the Series A Preferred Stock. David L. Warnock shall initially serve as the designee of Cahill, Warnock Fund II A.

          With respect to any remaining members of the Board of Directors authorized by the Company's bylaws or certificate of incorporation, the Company hereby agrees to take such actions as are necessary, and the Stockholders agree to vote his, her or its shares of Common Stock and Series A Preferred Stock of the Company (and any other shares of the capital stock of the Company over which he, she or it exercises voting control) and take such other actions as are necessary, so as to elect and thereafter continue in office as directors of the Company such individuals who may be nominated by the Board.

     2.2  Vacancies. In the event that any representative designated as provided
          ---------
in Section 2.1 above for any reason ceases to serve as a member of the Board during his or her term of office, the Stockholders shall take such actions as are necessary and within their power to cause the resulting vacancy to be filled by a representative designated as provided in Section 2.1.

Each of the Stockholders shall attend, and vote its shares of the voting stock of the Company in accordance with this Agreement at, each annual meeting of the stockholders of the Company and each special meeting of the stockholders of the Company involving the election of directors of the Company.

     2.3  Removal and Substitution of Directors. No party hereto shall vote for
          -------------------------------------
the removal of a director nominated and elected pursuant to Section 2.1 of this Agreement, and no such vote shall be effective, unless the holders of a majority of the outstanding Series A Preferred Stock, voting among themselves shall specify. The Company hereby agrees to take such actions as are necessary, and the Stockholders agree to vote his, her or its shares of Common Stock and Series A Preferred Stock of the Company (and any other shares of the capital stock of the Company over which he, she or it exercises voting control) and take such other actions as are necessary, for the removal of any director nominated and elected pursuant to Section 2.1 upon the request of the holders of a majority of the outstanding shares of Series A Preferred Stock and for the election to the Board of a substitute designated by such holders in accordance with the provisions of Sections 2.1.

     2.4  Expenses. The Company shall pay the reasonable out-of-pocket expenses
          --------
incurred by each Board member designated pursuant to Section 2.1 in connection with attending the meetings of the Board and any committees thereof.

     2.5  Insurance. The Company shall maintain its current directors' and
          ---------
officers' liability insurance policy, or policies of at least the same coverage containing terms and conditions which are not, in the aggregate, materially less favorable.

                                      III.

                             Rights and Information.

     3.1  Financial Information. The Company will furnish the following reports
          ---------------------
to each Investor and to Gold Banc:


             (a) as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with generally accepted accounting principles consistently applied, all in reasonable detail and audited by an independent public accountant of recognized national standing selected by the Company;

             (b) as soon as practicable after the end of each fiscal quarter and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each quarterly period, and consolidated statements of income and cash flows of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied, subject to changes resulting from year-end audit adjustments and the absence of notes, all in reasonable detail and certified by the principal financial or accounting officer of the Company;

             (c) as soon as practicable after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each monthly period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such period, prepared in accordance with generally accepted accounting principles consistently applied, subject to changes resulting from year-end audit adjustments and the absence of notes, all in reasonable detail and certified by the principal financial or accounting officer of the Company;

             (d) as soon as practicable after its presentment to the Board but in no event less than 30 days prior to the end of a fiscal year, an annual financial plan and budget of the Company, which financial plan and budget shall have been approved by the Board and shall provide projections of the Company's monthly financial statements for the forthcoming fiscal year.

             (e) as soon as practicable after the end of each month, an executive summary of the activities of the Company including, without limitation, marketing, financial, product development and support and other material activities.

     3.2  Litigation. Within ten days after the Company learns of the filing or
          ----------
commencement, or receives a written threat of commencement or filing, of any material litigation or proceeding against the Company, or any of its respective assets, the Company will provide the Investors and Gold Banc with written notice of the nature and extent of such litigation or proceeding.

     3.3  Defaults. Within ten days after the receipt by the Company of written
          --------
notice of a default by the Company under any material contract, agreement or document to which the Company is a party or by which it is bound, the Company will provide the Investors and Gold Banc with written notice of the nature and extent of such default.

     3.4  Regulatory Filings. Within ten days after filing, copies of all
          ------------------
reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall be furnished or made available in electronic form to the Investors and Gold Banc, and promptly upon the request of any Investor or Gold Banc, the Company shall furnish or make available in electronic form to such Investor or Gold Banc, as the case may be, copies of any press releases and other documents that the Company shall have released to the press during the preceding 90 days.

     3.5  Accountant's Reports. Promptly upon becoming available, the Company
          --------------------
shall furnish to the Investors and to Gold Banc copies of all reports prepared for or delivered to the management of the Company by its outside accountants.

     3.6  Miscellaneous. Promptly, from time to time, the Company shall furnish
          -------------
to the Investors or Gold Banc, as the case may be, such other information (in writing if so requested) regarding the assets and properties and operations, business affairs and financial condition of the Company as any Investor or Gold Banc may reasonably request.

     3.7  Visitation and Observer Rights. In addition to any rights of
          ------------------------------
inspection afforded stockholders by statute or otherwise, the Company shall permit each Investor and Gold Banc to visit and inspect the Company's properties, to examine its books of account and records and to consult with and advise its officers with respect to the Company's affairs, finances and accounts, all at such reasonable times and upon reasonable advance notice as may be as may be requested by such holder.

                                      IV.

                       Limitations on Transfers of Stock.

     4.1  Permitted Transfer. For purposes of this Agreement, a "Permitted
          ------------------                                     ---------
Transfer" shall mean:
--------

          (a) Any repurchase of Common Stock by the Company pursuant to a right of repurchase upon the termination of the transferring Stockholder's employment or consulting relationship with the Company;

          (b) Any bona fide gift to a charitable organization;

          (c) Any transfer to the transferring Stockholder's affiliate (including, without limitation, a wholly owned (either directly or through an unbroken chain of entities each of which is wholly owned) subsidiary of such Stockholder), ancestor, descendant, sibling or spouse or to a trust for their benefit or a partnership that is owned entirely by the transferring Stockholder's ancestors, descendants, siblings or spouse; or

          (d) Any distribution of securities without consideration to the general or limited partners or retired partners of a transferring Stockholder that is a partnership or the members of a transferring Stockholder that is a limited liability company or any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with the general partner of Cahill Warnock or any partnership or limited liability company in which the general partner of Cahill Warnock is a general partner or managing member, respectively. The term "Control" includes, without
                                                    -------
limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          (e) provided, in each case, that the pledgee, transferee or donee
              --------
(each a "Permitted Transferee") shall furnish the Company and the Stockholders
         --------------------
with a written agreement to be bound by and comply with all provisions of this Agreement.

     4.2  Assignment of Co-Sale Rights. The co-sale rights set forth in Article
          ----------------------------
V may be assigned (but only with all related obligations) only to a Permitted Transferee or to a transferee or assignee of at least 500,000 Securities (or all of such Other Stockholder's (as defined below) Securities, if less), provided that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Securities with respect to which such co-sale rights are being assigned, and
(ii) such transferee agrees in writing to be bound by the provisions of this Agreement.

     4.3  Legend. Each certificate evidencing Securities and each certificate
          ------
issued in exchange for or upon the Transfer of the Securities (if such shares remain subject to this Agreement after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A STOCKHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 7, 2000, AS AMENDED OR RESTATED, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS. THE TERMS OF SUCH STOCKHOLDERS' AGREEMENT INCLUDE, AMONG OTHER THINGS, VOTING AGREEMENTS AND RESTRICTIONS ON TRANSFERS. A COPY OF SUCH STOCKHOLDERS' AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The Company shall imprint such legends on the Founders' certificates evidencing shares outstanding prior to the date hereof or issued hereafter upon the exercise of any Common Stock Equivalent. The legend set forth above shall be removed from the certificates evidencing any shares that cease to be Securities subject to this Agreement.

                                       V.

                               Rights of Co-Sale.

     5.1  General.
          --------

          (a) In the event that Billy D. Prim or Andrew J. Filipowski or any immediate family members identified in Schedule D attached hereto (each
                                       ----------
hereinafter in this Article V referred to in such capacity as a "Co-Sale
                                                                 -------
Offeror") proposes to sell, assign, pledge or in any manner (other than a
-------
Permitted Transfer) at least twenty-five percent (25%) of the aggregate Common Stock Equivalents held by such Co-Sale Offeror and its Affiliates, whether voluntarily or by operation of law or by a gift or otherwise, such Co-Sale Offeror shall promptly forward a notice (the "Co-Sale Notice") complying with
Section 5.2 to the Company and to the Investors who are not Founders and to the QuickShip Stockholders (collectively, the "Other Stockholders").

          (b) Each Other Stockholder may sell all or any part of that number of Securities equal to the product obtained by multiplying (i) the aggregate number of Common-Stock Equivalents that the proposed transferee (the "Co-Sale Offeree")
                                                               ---------------
proposes to purchase by (ii) a fraction, the numerator of which is the number of Common Stock Equivalents owned by such Other Stockholder on the date of the Co-Sale Notice and the denominator of which is the total number of Common Stock Equivalents owned on the date of the Co-Sale Notice by the Co-Sale Offeror and each Other Stockholder who has validly exercised its co-sale rights under this
Article V with respect to the proposed transfer.

     5.2  Notice. The Co-Sale Notice shall set forth (i) the number of shares of
          ------
Common Stock and/or Common Stock Equivalents to which the Co-Sale Offer relates,
(ii) the name and address of the Co-Sale Offeree, (iii) the proposed amount and type of consideration payable for the Common Stock and/or Common Stock Equivalents and the terms and conditions of payment offered by the Co-Sale Offeror and (iv) that the Co-Sale Offeree has been informed of the co-sale rights provided for in this Article VI, and has agreed to purchase shares of Securities held by the Other Stockholders in accordance with the terms of this
Article V. Upon receipt of a Co-Sale Notice, each Other Stockholder may elect to exercise its co-sale rights to sell Securities to the Co-Sale Offeree on the terms set forth in the Co-Sale Notice at any time within twenty (20) days by delivering a written notice of acceptance (the "Co-Sale Notice of Acceptance")
                                                ----------------------------
that sets the number of Common Stock Equivalents (up to the maximum amount set forth in Section 5.1(b)) that the Other Stockholder wishes to sell. Upon expiration of the 20-day period, the Co-Sale Offeror will use reasonable efforts to convince the Co-Sale Offeree to purchase all the Common Stock Equivalents that he and the Other Stockholders are interested in selling, provided that to the extent that any Co-Sale Offeree refuses to purchase all of the Common Stock Equivalents that the Other Stockholders have indicated on the Co-Sale Notice of Acceptance that they desire to sell, the Co-Sale Offeror shall not sell to such Co-Sale Offeree any Securities unless and until, simultaneously with such sale, the Co-Sale Offeror shall purchase such Securities from such Other Stockholders in an amount not less than their pro rata right as set forth in Section 5.1(b) and for the same consideration and on the same terms and conditions as the proposed transfer described in the Co-Sale Notice.

     5.3  Prohibited Transfers.
          --------------------

          (a) In the event any Co-Sale Offeror should transfer any Securities in contravention of the co-sale rights of the Other Stockholders as set forth in this Article V (a "Prohibited Transfer"), to the extent such transfer is valid
                   -------------------
and recorded on the books of and recognized by the Company, the Other Stockholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Co-Sale Offeror shall be bound by the applicable provisions of such option. The Other Stockholders may transfer any of their respective shares of Series A Preferred Stock at any time without limitation, so long as the transfer is in compliance with applicable securities laws and, to the extent co-sale rights are to be assigned as part of such transfer, with the provisions of Article IV hereof.

          (b) In the event of a Prohibited Transfer, each Other Stockholder shall have the right to sell to the Co-Sale Offeree the type and number of shares of Common Stock equal to the number of shares each Other Stockholder would have been entitled to transfer to the Co-Sale Offeree above had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

               (i) The price per share at which the shares are to be sold to the Co-Sale Offeror shall be equal to the price per share paid by the Co-Sale Offeree to the Co-Sale Offeror in the Prohibited Transfer.

               (ii) within sixty (60) days after the later of the dates on which the Other Stockholder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each

                           Other Stockholder shall, if exercising the option created hereby, deliver to the Co-Sale Offeror the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

                    (iii) The Co-Sale Offeror shall, upon receipt of the certificate or certificates for the shares to be sold by an Other Stockholder pay the aggregate purchase price therefor in cash or by other means acceptable to the Other Stockholder.

                             VI.

                         Miscellaneous

          6.1  Duration of Agreement. This Agreement shall terminate upon the
               ---------------------
conversion of all of the shares of Series A Preferred Stock except that the rights and obligations of each Stockholder under this Agreement shall terminate as to such Stockholder upon the Transfer of all shares of Securities owned by such Stockholder in compliance with the terms and conditions of this Agreement (but nothing shall relieve such Stockholder from a claim for damages for a breach prior to such Transfer).

          6.2  Severability. Whenever possible, each provision of this Agreement
               ------------
will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, void or otherwise unenforceable provision shall be null and void. It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

          6.3  Entire Agreement. This document embodies the complete agreement
               ----------------
and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation the Stockholders Agreement among the Company, the Founders and the Investors dated September 7, 2000.

          6.4  Successors and Assigns. Except as otherwise provided herein, this
               ----------------------
Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and subsequent holder of Securities and the respective successors and permitted assigns of each of them, so long as they hold Securities. None of the provisions hereof shall create, or be construed or deemed to create, any right to employment in favor of any Person by the Company or any of its Subsidiaries. This Agreement is not intended to create any third party beneficiaries.

          6.5  Counterparts. This Agreement may be executed simultaneously in
               ------------
two (2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

          6.6  Fees and Expenses. The parties hereto agree that if any parties
               -----------------
seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceedings.

          6.7  Specific Performance. It is acknowledged that it will be
               -------------------
impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, in addition to all remedies at law, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

          6.8  Notices. All notices, demands or other communications to be given
               -------
or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) business day after being sent by reputable overnight courier (charges prepaid) (regardless of whether the recipient refuses to accept delivery), (c) five (5) business days after being sent to the recipient by certified or registered mail, return receipt requested and postage prepaid (regardless of whether the recipient refuses to accept delivery) or (d) when sent to the recipient by facsimile (followed promptly by personal, courier or certified or registered mail delivery). The Company's address is:

               Blue Rhino Corporation
               104 Cambridge Plaza Drive
               Winston-Salem, NC 27104
               Attention:  President
               Telecopy:  336-659-6750

               The address for each Stockholder shall be as set forth in the stock records of the Company or shall be such other address that such Stockholder may provide by written notice to the Company.

          6.9  Governing Law. All questions concerning the construction,
               -------------
interpretation and validity of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision.

          6.10 Further Assurances. Each party hereto shall do and perform or
               ------------------
cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

          6.11 Amendment. Except as expressly set forth herein, the provisions
               ---------
of this Agreement may only be amended, waived or terminated with the prior written consent of the Company, holders of a majority of the Common Stock held by the Founders and holders of a majority of the then outstanding Series A Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company, each Founder, each QuickShip Stockholder, each Investor and their respective successors and assigns. Notwithstanding the foregoing, no amendment to this Agreement shall be effective with respect to any holder of Series A Preferred Stock that is adversely affected by such amendment in its status as such in a manner substantively different from the manner in which all other holders of Series A Preferred Stock are affected and that withholds its written consent thereto.

          6.12 Waiver. No course of dealing between the Company, its
               ------
Subsidiaries and the Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                                    * * * * *

                  IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Stockholders Agreement as of the date first written above.

                                    BLUE RHINO CORPORATION

                                    By:  /s/  Billy D. Prim
                                         -----------------------------
                                    Name:  Billy D. Prim
                                    Title: President and Chief Executive Officer

                                    CAHILL, WARNOCK STRATEGIC PARTNERS FUND
                                    II A, L.P.

                                    By: Cahill, Warnock Strategic Partners II,
                                        LLC, its General Partner

                                    By:  /s/   David L. Warnock
                                       ----------------------------
                                        Name:  David L. Warnock
                                        Title: Managing Member

                                    CAHILL, WARNOCK STRATEGIC PARTNERS FUND
                                    II B, L.P.

                                    By: Cahill, Warnock Strategic Partners II,
                                        LLC, its General Partner

                                    By:  /s/   David L. Warnock
                                       -----------------------------
                                        Name:  David L. Warnock
                                        Title: Managing Member

                                          /s/ Billy D. Prim
                                          ----------------------------------
                                           Billy D. Prim

                                          /s/ Andrew J. Filipowski
                                          -----------------------------------
                                           Andrew J. Filipowski

                                          /s/ Dick Kiphart
                                          -----------------------------------
                                           Dick Kiphart

                                          /s/ Thomas E. Brandtonies
                                          -----------------------------------
                                           Thomas E. Brandtonies

                                           GOLD BANC CORPORATION, INC.

                                           By: /s/ Malcolm M. Aslin
                                              -------------------------------
                                                Name:  Malcolm M. Aslin
                                                Title: President

                                   SCHEDULE A
                                   ----------

Billy D. Prim -- 1,257,844 Shares
Andrew J. Filipowski -- 1,812,373 Shares

                                   SCHEDULE B
                                   ----------

Cahill, Warnock Strategic Partners Fund II A, L.P.

Cahill, Warnock Strategic Partners Fund II B, L.P.

Billy D. Prim

Andrew J. Filipowski

Dick Kiphart

                                   SCHEDULE C
                                   ----------

Gold Banc Corporation, Inc.

Thomas E. Brandtonies

                                   SCHEDULE D
                                   ----------

Deborah Prim

Veronica Filipowski